ARTICLE 8

                         DISTRIBUTIONS OF NET PROCEEDS

8.1 (a) Net Proceeds shall be computed and distributed by the Company once, on an aggregated basis of all stocks in which the Company has traded, at the earlier of (i) a determination by the Investment Manager in his sole discretion,
(ii) the resignation or other termination of the Investment Manager, (iii) the liquidation or winding up of the Company or (iv) the end of the Management Term. "Net Proceeds" shall be defined as dividends received, interest income, all net trading profits (i.e. proceeds from the sale of Stock less the Company's basis in the Stock) less all expenses (including but not limited to brokerage commissions, the Management Fee and other applicable accounting or professional fees but not including the Unrecovered 20% IM Fee) all as computed in accordance with generally accepted accounting principles.

(b)      Net Proceeds shall be distributed as follows:

(i) first, to the Members, pro rata, an amount equal to each Member's cumulative Unrecovered Preferred Return in proportion to their Unrecovered Preferred Return until the Preferred Return shall be paid in full;

(ii) second, to the Investment Manager an amount equal to the Unrecovered 20% IM Fee; and

(iii) the balance, if any, shall be paid 80% to the Members in proportion to their Interests and 20% to the Investment Manager.

(c) If Stock cannot be readily sold because of the lack of its liquidity in the market or if the Administrative Manager elects not to sell the Stock at the time of a distribution of Net Proceeds, the Company shall calculate the fair market value of the Stock by averaging the closing sale prices (or if there is no sale on a particular day, the average closing bid and ask prices) for the five consecutive trading days preceding the date of computation. Thereafter, based upon its valuation, the Company shall calculate the amount of Net Proceeds that would be distributed if the Stock had actually been sold for its fair market value (including all applicable commissions). The Company shall then distribute the Stock in kind in accordance with Section 8.1(b) as if the Stock were Net Proceeds.

(d) Notwithstanding Section 8.1(c), if the Investment Manager makes a determination to distribute Net Proceeds in accordance with Section 8.1(a)(i) and the Stock cannot be readily sold because of its lack of liquidity in the market, the Investment Manager shall liquidate the Stock in an orderly fashion over a six (6) month period. Thereafter, Net Proceeds shall be distributed in accordance with Section 8.1(b).

8.2 Notwithstanding Section 8.1, Net Proceeds from a Capital Transaction which constitutes a liquidation of the Company, together with other funds remaining to be distributed, shall be distributed to the Members no later than the later of
(a) the end of the taxable year of the Company in which such liquidation occurs or (b) within ninety (90) days after the date of such liquidation event, after payment of all Company liabilities and expenses (or adequate provision therefor) including the Management Fee, except that in no event shall (x) a distribution be made to any Member if, after giving effect to such distribution, all liabilities of the Company, other than liabilities to Members on account of their Interests and liabilities for which the recourse of creditors of the Company is limited to specified property of the Company, exceed the Fair Market Value (as defined in Section 16.4(c)) of the assets of the Company, except that the Fair Market Value of assets that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the Fair Market Value of those assets exceeds that liability and (y) the distribution to a Member exceed the positive balance in such Member's Capital Account after giving effect to all allocations to such Member under Article 9 50 that liquidation proceeds shall be distributed in accordance with each Member's positive Capital Account balance (within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(~ as in effect on the date hereof). If a Member shall receive a distribution that should not have been made based upon the provisions of Section 8.2(x), the provisions of Section 508(b) of the Act shall apply. Section 508(c) of the Law shall apply to all distributions made to the Members.